UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 23, 2004
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)

California	1-2609	94-323914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400 San Francisco, CA	94105
(Address of principal executive offices)	(Zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry Into a Material Definitive Agreement

Accelerated Share Repurchase Transaction

On December 23, 2004, PG&E Corporation entered into an accelerated share repurchase arrangement with Goldman, Sachs & Co. (GS&Co.) under which PG&E Corporation has agreed to repurchase shares of its outstanding common stock with an aggregate purchase price of approximately $975 million.  The purchase is expected to occur in early February 2005, provided that Pacific Gas and Electric Company (Utility), PG&E Corporation’s subsidiary, issues the first series of Energy Recovery Bonds (ERBs) in the approximate amount of $1.8 billion in January 2005 to refinance the regulatory asset provided under the settlement agreement entered into by PG&E Corporation, the Utility, and the California Public Utilities Commission to resolve the Utility’s Chapter 11 proceeding.  It is expected that a wholly owned subsidiary of the Utility will issue the ERBs.  The repurchased shares will be retired at that time.

Under the terms of the arrangement, PG&E Corporation may receive from, or be required to pay, GS&Co. a price adjustment based on the daily volume weighted average market price of PG&E Corporation common stock over a period of approximately eight months to begin shortly after the purchase.  The price adjustment can be settled, at PG&E Corporation’s option, in cash or in shares of its common stock.

GS&Co. may terminate the transaction (i) in the event of a default by PG&E Corporation under the accelerated share repurchase arrangement (which would include the acceleration of certain other PG&E Corporation indebtedness in a principal amount in excess of $75 million), (ii) on the day before any ex-dividend date of a PG&E Corporation dividend, and (iii) in certain other circumstances.  In the event of termination in connection with an ex-dividend date, PG&E Corporation and GS&Co. may elect to enter into a new agreement to complete the original transaction.  Upon an early termination (other than when a new agreement is executed to complete the original transaction), PG&E Corporation would be required to compensate GS&Co. for losses it incurred in connection with the accelerated share repurchase transaction.

Any shares that PG&E Corporation issues in the future in connection with an early termination of the transaction or to compensate GS&Co. for any price adjustment would increase the number of shares outstanding at the time of issuance.  In addition, until the transaction is completed or terminated, generally accepted accounting principles require PG&E Corporation to assume that it will issue shares to settle any obligation it may have at the end of a quarterly or year end reporting period to GS&Co. in relation to any increase in share price over the share price at inception of the transaction, along with other net costs with respect to the repurchased shares.  The amount of shares PG&E Corporation must treat as having been issued to settle such obligation would be included in the weighted average number of shares outstanding for purposes of calculating PG&E Corporation’s fully diluted earnings per share for that reporting period.

GS&Co. and certain of its affiliates have engaged, and may in the future engage, in financial advisory, investment banking and other services for PG&E Corporation and its affiliates, including acting as a lender under PG&E Corporation’s current credit agreement.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above in Item 1.01 regarding the accelerated share repurchase arrangement is hereby incorporated into Item 2.03(b) by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	CHRISTOPHER P. JOHNS
Christopher P. Johns Senior Vice President and Controller

Dated:  December 23, 2004